VINTAGE MUTUAL FUNDS, INC.

                     DISTRIBUTION & SHAREHOLDER SERVICE PLAN



         DISTRIBUTION AND SHAREHOLDER SERVICE PLAN, dated as of April 9, 1998, of the Vintage Mutual Funds, Inc., a Maryland corporation (hereinafter the "Company").

                               W I T N E S S E T H

         WHEREAS, the Company, its series (each referred to as a "Fund" or collectively as "Funds") are engaged in business as open-end management investment companies and are registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act"); and

         WHEREAS, Rule 12b-1 under the Investment Company Act of 1940 ("Rule 12b-1") provides that, except as provided in Rule 12b-1, it shall be unlawful for any registered open-end management investment company (other than such company complying with the provisions of Section 10(d) under the Investment Company Act of 1940 (the "1940 Act")) to act as distributor of securities of which such company is the issuer, except through an underwriter; and

         WHEREAS, Rule 12b-1 provides that a registered open-end management investment company will be deemed to be acting as a distributor of securities of which it is the issuer, other than through an underwriter, if it engages directly or indirectly in financing any activity which is primarily intended to result in the sale of shares issued by such company, including, but not necessarily limited to, advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current shareholders, and the printing and mailing of sales literature; and

         WHEREAS, the Company has appointed BISYS Fund Services Limited Partnership d/b/a BISYS Fund Services ("Distributor"), the distributor of the Funds pursuant to a Distribution Agreement under which the Distributor agrees to distribute and pay the costs of distributing shares of the Funds (the "Shares"), and, where applicable, each class of shares ("Class") which Shares shall be issued in series corresponding to the portfolios of the Funds, in consideration of all of which the Distributor shall receive fees and reimbursements from the Funds as provided in the Distribution Agreement; and

         WHEREAS, Rule 12b-1 provides that a registered, open-end management company may act as a distributor of securities of which it is the issuer, provided that any payments made by such company in connection with such distribution are made pursuant to a written plan describing all material aspects of the proposed financing of distribution and that all agreements with any person relating to implementation of the plan are in writing and provided further that certain additional conditions are met; and

         WHEREAS, the Company recognizes and agrees that (a) the Distributor may retain the services of broker/dealer firms ("Firms") and other financial services firms (collectively, "Participating Organizations") to facilitate purchases and provide other servies to shareholders, (b) the Distributor intends to compensate each Participating Organization which sells Shares at the rates set forth in Schedule 1 hereto, as such may be revised from time to time, and
(c) the Distributor may make such payments out of the fee paid to the Distributor hereunder, its profits or any other source available to it, to the Participating Organizations for such services; and

         WHEREAS, the Board of Directors of the Company and the Shareholders of the Company have previously adopted various forms of Distribution Plans for the Company's various Funds and classes of shares of such Funds; and

         WHEREAS, the Board of Directors of the Company desire to amend and restate the various Plans as one plan applicable to each of the Funds and classes of shares as may be appropriate; and

         WHEREAS, such amendment and restatement of the Plans does not effect any increase in the fees payable under the various Plans nor make any material changes in the provisions and terms of such Plans; and

         WHEREAS, the Board of Directors of the Company, in considering whether it should adopt and implement this Plan as to the Funds, has evaluated such information as it deemed necessary to an informed determination as to whether this Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Funds for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Plan will benefit the Funds and their shareholders;

         NOW, THEREFORE, the Board of Directors of the Company hereby amends and restates the Distribution Plan for the Funds in accordance with Rule 12b-1, on the following terms and conditions:

         Section 1.        Allocation of Responsibilities.

         (a) The Company shall be solely responsible for all actions required to be taken in connection with the offer, sale and distribution of the Shares, other than such actions as are expressly assumed by the Distributor pursuant to
(1) the terms of this Plan and (2) the Distribution Agreement, which complies with the provisions of Sections 6 and 7 of this Plan.

         (b) The Distributor shall be solely responsible for (1) the distribution of and payment of the costs of distribution of the Shares, which costs shall include, by way of example, but not by way of limitation, compensation paid to registered representatives of the Distributor and to Firms that have entered into sales agreements with the Distributor, the costs of preparing, printing and distributing sales literature, the costs of preparing and running advertisements on radio, television, newspapers or magazines, costs connected with the use of a "toll-free" telephone number for the Funds and other distribution-related expenses, but excluding fees and expenses of registering and qualifying the Funds and the Shares for distribution under federal and state securities laws; (2) such other responsibilities assumed by the Distributor pursuant to the Distribution Agreement; and (3) any other responsibilities in connection with the distribution of the Shares assumed by the Distributor pursuant to a written agreement which complies with Sections 6 and 7 of this Plan.

         Section 2.        Payment of Costs of Distribution.

         (a) As long as the Distribution Agreement, or any amendment thereto complying with Sections 6 and 7 of this Plan, shall remain in effect, as consideration for all services performed and expenses incurred in the performance of its obligations under the Distribution Agreement, the Funds shall pay the Distributor a daily distribution fee payable monthly as provided in
Schedule 1 to the Distribution Agreement as it may be amended from time to time, provided that the maximum annual fee may not be increased except as provided in
Section 7 of this Plan. Average daily net assets shall be computed in accordance with the currently effective Prospectus of the Fund.

         (b) The Funds understand that agreements between the Distributor and the Dealers may provide for payment of fees to Dealers to encourage the sale of Shares and may provide for a portion (which may be all or substantially all) of the fees payable by the Funds to the Distributor under the Distribution Agreement to be paid by the Distributor to the Dealers in consideration of the Dealers' services as dealers of the Shares. The Funds further understand that the Distributor intends to enter into agreements with Participating Organizations that are not Dealers. Insofar as Participating Organizations are not Dealers, they will be compensated under the Plan solely for administrative and shareholder services for their clients who wish to invest in the Funds. None of the services provided by such Participating Organizations other than Dealers will involve the solicitation or sale of Shares of the Fund. Nothing in this Plan shall be construed as requiring the Funds to make any payment to any Participating Organization or to have any obligations to any Participating Organization in connection with services as a dealer of the Shares. The Distributor shall agree and undertake that any agreement entered into between the Distributor and any Participating Organization shall provide that such Participating Organization shall look solely to the Distributor for compensation for its services thereunder and that in no event shall such Dealer seek any payment from the Fund.

         (c) The Advisor to the Funds may, at its option, make payments from its own resources to cover the costs of additional distribution activities.

         (d) This Plan shall be subject to limitations imposed by the Sales Charge Rule, unless the Funds, the Distributor or any other person obtain exemptive relief from the provisions of the Sales Charge Rule of Article III,
Section 26 of the NASD Rules of Fair Practice RE: Regulations by the NASD of Mutual Fund Asset-Based Sales Charges as described in NASD Notice to Members 90-56.

         (e) The Fund shall pay all fees and expenses of any independent auditor, legal counsel, investment advisor, administrator, transfer agent, custodian, shareholder servicing agent, registrar or dividend disbursing agent of the Fund; expenses of distributing and redeeming Shares and servicing shareholder accounts; expenses of preparing notices, proxy statements and reports to governmental officers and commissions and to shareholders of the Fund, except that the Distributor shall be responsible for the expenses of printing (excluding typesetting) and distributing prospectuses to prospective shareholders as provided in paragraphs 1 and 2 hereof; expenses connected with the execution, recording and settlement of portfolio security transaction; insurance premiums; expenses of shareholder meetings; and expenses relating to the issuance, registration and qualification of Shares.

         Section 3.        Portfolio Approvals.

         (a) The Funds represent that this Plan, together with the Distribution Agreement, has been approved by a vote of the Board of Directors of the Company and of the Directors of the Company who are not interested persons of the Funds, as defined in Section 2(a)(19) of the 1940 Act and the rules, regulations and releases relating thereto, and have no direct or indirect financial interest in the operation of the Plan, or in the Distribution Agreement, or any other agreement related to the Plan ("Interested Persons"), cast in person at a meeting called for the purpose of voting on the Plan and the Distribution Agreement.

         (b) In approving the Plan and the Distribution Agreement, the Directors have undertaken the following:

                  (1) The Directors have concluded, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and Sections 36(a) and 36(b) of the 1940 Act, that the Plan will benefit the Funds and their shareholders.

                  (2) The Directors have requested and evaluated such information as was reasonably necessary to an informed determination of whether the Plan should be implemented, and, in connection therewith, officials of the Distributor, as a party to agreements related to the Plan, have furnished such information reasonably necessary for the foregoing purposes.

                  (3) The Directors have considered and given appropriate weight to all pertinent factors, including, without limitation, the following:

                    (A) the need for independent counsel or experts to assist the Directors in reaching a determination;

                    (B) the nature of the problems or circumstances which purportedly make implementation of the Plan necessary or appropriate;

                    (C)  the causes of such problems or circumstances;

                    (D) the way in which the Plan would address these problems or circumstances and how it would be expected to resolve or alleviate them, including the nature and approximate amount of the expenditures to the overall cost structure of the Fund, the nature of the anticipated benefits and the time it would take for those benefits to be achieved;

                    (E)  the merits of possible alternative plans;

                    (F) the interrelationship between the Plan and the activities of any other person who finances or has financed distribution of the Shares, including whether any payments by the Funds to such other person are made in such a manner as to constitute the indirect financing of distribution by the Funds; and

                    (G) the possible benefits of the Plan to any other person relative to those expected to inure to the Funds.

Section 4. Reports to and Review by the Board of Directors of the Funds.

         (a) Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan, the Distribution Agreement or any other agreement related to the Plan shall provide the Board of Directors of the Company, and the Board of Directors of the Company shall review, at least quarterly, a written report of the specific purposes for which such expenditures were made.

         (b) The Distribution Agreement and any other agreement related to the Plan shall, by their respective terms, provide that appropriate officers of the Distributor, or any party to such other agreement, shall provide the Directors of the Company with such information as may be reasonably necessary to the Directors of the Company for the purposes required by Sections 3(a), 3(b) and 8(d) of this Plan.

Section 5. Selection of Directors.

         In connection with the implementation and continuation of the Plan, the Company hereby undertakes to commit the selection and nomination of Directors of the Company who are not Interested Persons to a committee comprised of such Directors who are not such Interested Persons.

Section 6. Concerning the Distribution Agreement and Other Agreements Related to the Plan.

         In addition to the requirements contained in Sections 4(b) and 8 of the Plan, the Distribution Agreement and any other agreement related to the Plan shall be in writing and shall provide in substance that such agreement shall be terminated:

         (a) at any time, without the payment of any penalty, by vote of a majority of the members of the Board of Directors of the Company who are not Interested Persons or by vote of a majority of the outstanding Shares of the Funds on not more than sixty (60) days' written notice to the other party thereto; provided that if a majority of the outstanding Shares of any Fund votes to terminate this Plan, such termination shall be effective with respect to such Fund, whether or not the shareholders of any other Fund have voted to terminate this Plan; and

         (b)      automatically, in the event of its assignment.

Section 7. Amendments and Modifications.

         The Plan, the Distribution Agreement and any other agreement related to the Plan shall not be amended, modified or superseded except by an agreement in writing, and, in addition:

         (a) may not be amended to increase materially the amount to be spent for costs of distribution of any Fund, as provided in Section 2 of this Plan, without the approval of a majority of the outstanding Shares of such Fund subject to such increase; and

         (b) may not be amended in any material manner unless such amendment has been approved in the manner provided in, and consistent with the procedures specified by, Sections 3(a), 3(b) and 8(d) of this Plan.

         (c) If a majority of the outstanding Shares of any Fund votes to amend this Plan, such amendment shall be effective with respect to such Fund, whether or not the Shareholders of any other Fund vote to adopt such amendment.

Section 8. Continuation and Termination.

         (a) The Plan shall terminate automatically in the event the shareholder approval required pursuant to Section 10 is not received.

         (b) The Plan, the Distribution Agreement and any other agreement related to the Plan shall continue in effect for a period of more than one (1) year from its adoption only as long as the continuance is specifically approved in the manner described in subsection (d) of this Section 8.

         (c) The Plan may be terminated at any time by a majority of the members of the Board of Directors of the Company who are not Interested Persons or by vote of a majority of the outstanding Shares of the Funds.

         (d) In determining whether the Plan shall be continued or terminated as provided in Section 8, the Directors of the Company shall make such determination in the manner provided in, and consistent with the procedures specified by, Sections 3(a) and 3(b) of this Plan; provided that, in addition to the factors specified in Section 3(b)(3), the Directors of the Company shall also consider and give appropriate weight to the following factors:

                  (1)      the effect of the Plan on existing shareholders; and

                  (2)      whether   the  Plan  has,  in  fact,   produced   the
                           anticipated   benefits   for  the   Funds  and  their
                           shareholders.

Section 9. Preservation of Information.

     (a) The Fund shall, for a period of not less than six (6) years, preserve the following information and documentation:

                  (1)      the Plan;

                  (2)      the Distribution Agreement;

                  (3)      any other agreement related to the Plan;

                  (4)      any report made pursuant to Section 4 of the Plan;and

                  (5) all minutes which are recorded as a result of the requirements of Sections 3, 7 or 8 of the Plan and which relate to the approval, amendment or continuation of the Plan, the Distribution Agreement or any other agreement related to the Plan.

         (b) With respect to the information and documentation required to be preserved pursuant to subsection (a) of this Section 9, such information and documentation shall be preserved in an easily accessible place for a period of not less than two (2) years.

Section 10. Shareholder Approval and Effective Date.

         The effective date of this Plan shall be the date upon which this Plan is approved by a vote of the holders of at least a majority of the Shares of each Fund and, where applicable, each Class; provided that, if a majority of the Shares of any Fund and, where applicable, each Class approves this Plan, it shall be effective with respect to such approving Fund, whether or not the Shareholders of any other Fund vote to approve this Plan. Wherever referred to in this Plan, the vote or approval of the holders of a majority of the outstanding Shares of the Funds or any Fund shall mean the vote of (a) sixty-seven percent (67%) of such outstanding Shares present at a meeting if the holders of more than fifty percent (50%) of such outstanding Shares are present in person or by proxy or (b) more than fifty percent (50%) of such outstanding shares, whichever is lesser.

         The Plan was last adopted by the Board of Directors on October 30, 1997, and by the Shareholders of each of the series and class as appropriate as follows:

Fund                             Class                 Date of Approval
Government Assets              "S" Shares                   February 13, 1998
Liquid Assets                  "S" Shares                   February 13, 1998
Liquid Assets                 "S2" Shares                   February 13, 1998
Municipal Assets               "S" Shares                   February 13, 1998
Vintage Limited Term                                        February 13, 1998
Vintage Bond                                                February 13, 1998
Vintage Income                                              February 13, 1998
Vintage Municipal Bond                                      February 13, 1998
Vintage Balanced                                            February 13, 1998
Vintage Equity                 "T" Shares                   February 13, 1998
Vintage Equity                 "S" Shares                   February 13, 1998
Vintage Aggressive Growth                                   February 13, 1998




                                    Exhibit A
                                   Schedule 1
                                Distribution Fees
                           Vintage Mutual Funds, Inc.

                          Maximum
                          Annual Fee                                    Present
Fund/Class                Per Plan                                  Approved Fee

Institutional Reserves     0.25%                                      0.00%

Government Assets
     "S" Shares            0.25%                                      0.00%

Liquid Assets
     "S" Shares            0.50%                                      0.40%
     "S2" Shares           0.25%                                      0.15%

Municipal Assets
     "S" Shares            0.25%                                      0.15%

Vintage Limited Term       0.25%                                      0.00%

Vintage Bond               0.25%                                      0.00%

Vintage Income             0.25%                                      0.00%

Vintage Municipal Bond     0.25%                                      0.00%

Vintage Balanced           0.25%                                      0.00%

Vintage Equity
     "S" Shares            0.25%                                      0.00%
     "T" Shares            0.25%                                      0.00%

Vintage Aggressive Growth  0.25%                                      0.00%









As amended February 17, 2000.